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EXHIBIT 10.7


                             [MICROISLET LETTERHEAD]

February 17, 2006

To:  Hartoun Hartounian, Ph.D.

Dear Haro,

As you know, your employment with MicroIslet, Inc. (the "COMPANY") will be terminated effective today, February 17, 2006 (the "SEPARATION DATE").

Pursuant to that certain letter agreement dated June 23, 2000 and amended effective as of January 30, 2004 and May 1, 2005, upon execution of the attached Waiver and Release, you will be entitled to the following:

1. Your base salary through the Separation Date, with final payment to be made in accordance with the Company's standard payroll practices;

2. Your accrued and unused PTO through the Separation Date;

3. Reimbursable expenses you have incurred; and

4. Severance in an amount equal to six months of your current base salary, or $125,000 (the "SEVERANCE PAYMENT").

In addition, you will have until December 31, 2006 to exercise your options to the extent vested on the Separation Date. These are as follows:

                         Number of Remaining            Number of Shares
                            Shares Vested                 Unvested at
Date of Grant            at Separation Date              Separation Date
-------------            ------------------              ---------------
December 22, 2000             1,000,200                          0
November 4, 2002                 62,510                          0
July 16, 2003                   150,000                          0


In the event that you elect continued health coverage under COBRA, the Company will reimburse you for the same portion of your health insurance premium that it paid during your employment up until the earlier of either (i) February 17, 2007 or (ii) the date on which you begin full-time employment with another company or business entity. You understand and agree that you will be responsible for the balance of the COBRA health insurance premium.

All payments described are subject to standard withholdings and deductions.

You are reminded that you signed a Trade Secret and Confidentiality Agreement and Non-Solicitation Agreement at the commencement of your employment, and should understand that these agreements are still, and shall remain, in effect and you shall abide by the terms of such agreements.



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You are also reminded that you will remain subject to the Company's Insider
Trading Policy with respect to material, non-public information concerning the Company which you possess as of the Separation Date. It is expected that all material, non-public information that you presently possess will be publicly disclosed in the Company's Form 10-K for the fiscal year ended December 31, 2005, to the extent it remains material at the time of filing. In accordance with the Company's Insider Trading Policy, you should be able to transact in Company securities on the second business day after the Company files such Form 10-K.

Except as otherwise required by law, the payments and benefits described above are contingent upon your execution and delivery to the Company of the attached Separation and Release, and the expiration of the revocation period explained therein. Please execute the acknowledgement at the end of this letter and the Separation and Release and send the originally executed documents to Kevin A. Hainley, MicroIslet, Inc., 6370 Nancy Ridge Drive, Suite 112, San Diego, CA 92121.

We appreciate your hard work and contributions to MicroIslet, Inc.


                                   Best Regards,

                                   /s/ James R. Gavin III
                                   ----------------------
                                   James R. Gavin III, M.D., Ph.D.
                                   Interim President and Chief Executive Officer


I hereby resign my position as Chief Operating Officer and as a director of MicroIslet, Inc. effective February 17, 2006, and agree to and acknowledge the statements set forth above.



/s/ Hartoun Hartounian
-----------------------------------
Hartoun Hartounian, Ph.D.

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                               WAIVER AND RELEASE

         Reference is made to that certain letter agreement dated June 23, 2000 and amended as of January 30, 2004 and May 1, 2005 (the "EMPLOYMENT AGREEMENT") by and between MicroIslet, Inc. (the "COMPANY") and Hartoun Hartounian, Ph.D. ("HARTOUNIAN").

         Hartounian gave notice of his resignation as an employee and a director of the Company on January 12, 2006, and the parties agreed that his last day of employment and the last day he will serve on the Company's board of directors will be February 17, 2006 (the "SEPARATION DATE"). In accordance with the terms of the Employment Agreement, and in exchange for the consideration set forth in the letter from the Company of even date herewith, and to which this Waiver and Release is attached (the "EXIT LETTER"), Hartounian hereby delivers this Waiver and Release to the Company.

         Hartounian acknowledges that, with the exception of the payments described in the Exit Letter, the Company has paid him all salary and bonus payments to which he is entitled in connection with his service as an employee and a director of the Company and that, except as provided in the Exit Letter, Hartounian is not entitled to any additional compensation from the Company.

         Hartounian hereby unconditionally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to the date of this Waiver and Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Hartounian's employment with the Company, the termination of that employment or the Employment Agreement; (2) all claims related to Hartounian's compensation or benefits from the Company as an employee, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended) and other analogous state and local laws or regulations.

         Notwithstanding the foregoing, the releases given herein in favor of any officer, director or employee of the Company shall be null and void against any officer, director or employee of the Company, and only that officer, director or employee, who initiates a claim against Hartounian in his or her individual capacity.

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         In giving this release, which includes claims which may be unknown to
Hartounian at present, Hartounian hereby acknowledges that he has read and understands Section 1542 of the Civil Code of the State of California which reads as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

                  Hartounian hereby expressly waives and relinquishes all rights and benefits under Section 1542 and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

                  Hartounian acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). He also acknowledges that the consideration given for this Waiver and Release is in addition to anything of value to which he was already entitled. Hartounian has been advised by this writing, as required by the ADEA that: (a) this Waiver and Release does not apply to any claims that may arise after the signing of this Waiver and Release; (b) Hartounian should consult with an attorney prior to executing this release; (c) Hartounian has twenty-one (21) days within which to consider this release (although he may choose to voluntarily execute this release earlier); and (d) as set forth in the following paragraph, Hartounian has seven (7) calendar days following the execution of this release to revoke the Agreement.

                  Within three (3) calendar days of signing and dating this Waiver and Release, Hartounian agrees to deliver the executed original of this Agreement to Kevin A. Hainley, MicroIslet, Inc., 6370 Nancy Ridge Drive, Suite 112, San Diego, CA 92121. However, Hartounian understands that he may revoke this Agreement for up to seven (7) calendar days following his execution of this Agreement (the "REVOCATION PERIOD") and it shall not become effective or enforceable until such Revocation Period has expired. Hartounian and the Company further acknowledge and agree that such revocation must be in writing addressed to and received by Mr. Hainley not later than midnight on the 7th day following execution of this Agreement by Hartounian. Should Hartounian revoke this Agreement under this paragraph, this Agreement shall not be effective or enforceable and Hartounian shall no longer have the right to receive the benefits or payments described in the Exit Letter (other than those set forth in numbered paragraphs 1, 2 and 3 therein).

                  This Waiver and Release, together with the Exit Letter, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and Hartounian with regard to the subject matter hereof. Hartounian is not relying on any promise or representation by the Company that is not expressly stated herein or therein.

                            [SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Hartounian has executed this Waiver and Release on the date set forth below intending it to be effective as of the date set forth below.




                                                /s/ Hartoun Hartounian
                                                --------------------------------
                                                Hartoun Hartounian, Ph.D.

                                                DATE OF EXECUTION:

                                                February 17, 2006